Exhibit 10.3

[D-Wave Commercial Inc. Letterhead]

July 15, 2025

Stan Black
[*****]

Full-Time Employment Agreement

This Agreement sets out the terms and conditions of your employment with D-Wave Commercial Inc. (the “Company”). If you agree with these terms and conditions, please return to us a signed copy of this Agreement.

1.Term: Subject to the Company being satisfied with your references, credit and background check in its sole discretion, your employment with the Company will commence on August 25, 2025 (the “Commencement Date”) and your employment with the Company will continue under the terms and conditions of this Agreement until your employment is terminated as hereinafter provided.

2.Position and Duties:
a)Position and Duties and Responsibilities: You will be employed by the Company in the position of Chief Information Security Officer, reporting to the Chief Executive Officer of the Company. You will perform or fulfil such duties and responsibilities as normally or usually associated with that position and such other duties and responsibilities as may be directed from time to time by the Company in its sole discretion. You will abide by the policies, directions and practices of the Company. In its sole discretion, the Company may alter, amend, create or terminate policies, directions and practices. The terms and conditions of this Agreement, unless otherwise modified by the Company in writing as set out in Section 13, will continue to apply to you despite any such changes.
b)Location of Work: We have agreed that your principal place of work will be your home in [*****]. You must remain a resident of [*****] for tax and employment laws purposes and you are not authorized to relocate outside of [*****] without our consent. You must be reachable at all times during the hours of work set out in Section 2(c) by telephone, email, instant messaging applications or similar means, comply with all security procedures provided by the Company, and allow representatives of the Company to access your remote workplace as requested from time to time in order that the Company can ensure that it complies with all applicable laws and policies, including occupational health and safety regulations. You understand and agree that the Company is an international organization with an expanding business in the marketplace. Accordingly, a fundamental requirement of your position is that you will be required to regularly travel both inside and outside of North America as required by the Company in performance of your duties. In addition, from time to time as required by the Company in its sole discretion, you may be assigned new reporting relationships. Any major change in the location of your employment will be subject to expense reimbursement in accordance with the Company’s policies.
c)Scope and Hours of Work: During your employment, and subject to the Company’s business needs, you will perform at least 40 hours per week of work on such dates and times as determined by the Company in its sole discretion. While working you will devote your full time, attention and abilities to the effective and competent performance of your duties and responsibilities and you will give the Company the full benefit of your knowledge, expertise, technical skill and ingenuity. You are required to work such hours as are necessary to properly and effectively perform your duties and this may involve working hours that fall outside your usual working hours. Your base salary is paid to you in full and final compensation for all hours that you work for the Company, and you are not entitled to overtime pay or to time off in lieu.

3.Compensation:
a)Salary: You will be paid an annual base salary of USD$430,000.00, payable in equal instalments on the 15th and last day of each month, less all required or permitted withholdings and remissions, according to the Company’s regular payroll schedule (the “Salary”). Your Salary may be increased, from time to time, as approved by the Chief Executive Officer of the Company or the Compensation Committee (the “Committee”) of the board of directors of DWave Quantum Inc. (the “Board”), as appropriate. For all purposes under this Agreement, the term “Salary” shall refer to your annual base salary as in effect from time to time.
b)Performance Bonus: You will be eligible to participate in the D-Wave Annual Incentive Plan (the “AIP”) and any performance-based incentive plan in a future year that applies to permanent full-time employees of the Company who are at the level of Chief Information Security Officer. Payment of any bonus to you is subject to the terms and conditions of the applicable AIP, and your on-target bonus under any applicable AIP will be 70% of the Base Salary, based on achievement of the corporate objectives under the applicable AIP set by the CEO and approved by the Board. The adoption of, terms of, funding of, and setting and evaluation of achievement of the corporate objectives is in the sole discretion of the Board.
c)Vacation Entitlement: As long as you remain a permanent employee of the Company working mainly in the United States, you will be entitled to participate in the Company’s unlimited vacation plan. Any vacation will be taken at such time or times as mutually agreed by the parties, and in compliance with the policies of the Company as amended from time to time. Failing such agreement, the Company may schedule your vacation time or times based on business considerations of the Company. Under the Company’s unlimited vacation plan, you will not accrue vacation days. Therefore, the Company will not compensate unused vacation time for any given year or upon termination of employment.
d)Medical Insurance and Other Benefits: The Company will make available to you the insured benefit plans customarily available to its US full-time employees at your level (the “Benefits”). Your participation in some of the Benefits may be mandatory in accordance with the terms and conditions of the Benefits. The terms and conditions of the Benefits, and your ability to qualify for the Benefits, will be determined by the plans or policies from time to time established, amended or purchased by the Company in its sole discretion. The Company retains the right to establish new Benefits and to eliminate, modify or alter any Benefits or benefit carriers from time to time and at any time in its sole discretion without advance notice. The terms and conditions of this Agreement will continue to apply to you despite any such changes. The Company’s obligations will not be to act as a self-insurer unless otherwise expressly stated in the terms and conditions of the applicable Benefits. The Company will, where applicable, pay premiums to an insurance carrier of its choice. All decisions regarding eligibility and coverage will be made by such insurance carrier; the Company will not bear any responsibility or liability therefore.
e)Equity Incentive Plan: You will be eligible to participate in the 2022 Equity Incentive Plan of D-Wave Quantum Inc. (the “Plan”), in accordance with the terms of such Plan. After your employment with the Company has commenced, management of the Company will recommend to the Committee that you receive an equity incentive grant of D-Wave Quantum Inc., in the amount of USD$1,800,000.00, to be converted to a number of Restricted Share Units calculated based on an average 60-day trading stock price from the grant date, and on such terms and conditions as determined by the Committee in their sole discretion (the “RSU Grant”). The RSU Grant will vest over a period of four years, with 25%

vesting on the first anniversary of your grant date, and the remaining vesting quarterly over the next three years thereafter in accordance with the terms of such Plan.
4.Clawback Policy: This Agreement, and any amounts received hereunder, shall be subject to recovery or other penalties pursuant to (i) any Company clawback policy, as may be adopted or amended from time to time, including the clawback policy attached as Exhibit B to this Agreement, or (ii) any applicable law, rule or regulation or applicable stock exchange rule.
5.Confidentiality:
a)Access to Confidential Information: You acknowledge that in the course of performing and fulfilling your duties and responsibilities to the Company, you may be entrusted with Confidential Information, and that the disclosure of the Confidential Information to suppliers, partners, collaborators, resellers, competitors or customers of the Company or its Affiliates or to the general public will be highly detrimental to the best interests and business of the Company and its Affiliates. “Affiliates” means any entity or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company.
b)Definition: “Confidential Information” means trade secrets and information that is not generally known to the public or that would be reasonably considered confidential and proprietary to the Company, its Affiliates and their suppliers, partners, collaborators, resellers and customers, and includes but is not limited to:
i)trade secrets, know-how, concepts, ideas whether patentable or not, methods, processes, formulae, apparatus, standards, product specifications and processing procedures;
ii)revenue, costs, pricing and other financial data;
iii)any customer or business partner information (including without limitation, names, preferences, financial information, addresses or telephone numbers);
iv)all access codes, systems software applications, software/systems source and object codes, data, documentation, program files, flow charts, operational procedures, locations of operations, merchant numbers and merchant support and verification numbers; and
v)excluding wages and terms and conditions of employment, the private affairs of the Company and its Affiliates, or any other proprietary information of the Company or its Affiliates related to their business and affairs, whether acquired in the course of your employment with the Company or incidentally.
c)Exclusions: Notwithstanding the provisions of Section 4(b), “Confidential Information” does not include information or data which:
i)is in the public domain at the date of its disclosure to you, or which thereafter enters the public domain through no fault of yours or of any other person owing a duty of confidentiality to the Company or its Affiliates (but only after it enters the public domain); or
ii)was in your possession on a non-confidential basis prior to being disclosed under this Agreement as reasonably demonstrated by your written records;
iii)provided that information which comprises part of the Confidential Information will not be included within the foregoing exceptions merely because individual parts of the information were within the public domain or were within your prior possession.

d)Use and Disclosure: You acknowledge that you will receive the Confidential Information solely for the purpose of carrying out your duties and responsibilities as an employee of the Company. Except as may be specifically required in the course of carrying out such duties and responsibilities, you will not, during the term of your employment with the Company or at any time thereafter:
i)disclose any Confidential Information to any person or entity, without the prior written consent of the Company; or
ii)use or exploit, directly or indirectly, the Confidential Information for any purpose other than the proper purposes of the Company.
iii)Despite the foregoing, if you are required by law to disclose any Confidential Information, to the extent permitted by law, you will promptly notify the Company that you may be required to disclose Confidential Information and you will consult with and cooperate with the Company in any attempt to resist or narrow such disclosure or to obtain an order or other assurance that such information will be accorded confidential treatment. Notwithstanding any disclosure required by law, the Confidential Information disclosed will, for all other purposes, continue to be treated as Confidential Information under this Agreement.
iv)Nothing in this Agreement in any way prohibits or is intended to restrict or impede you from discussing the terms and conditions of your employment, exercising protected rights under Section 7 of the National Labor Relations Act, or disclosing or discussing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
e)Return: Upon the termination of your employment with the Company for any reason, or upon the written request of the Company at any time, you will return immediately to the Company all Confidential Information then in your possession or under your control, including all written information, tapes, discs or memory devices and copies thereof including, without limitation, all papers, drawings, notes, notebooks, correspondence, records, reports, lists, photographs, memoranda, manuals, specifications, designs, devices and documents, and any other material on any medium in your possession or control pertaining to the Company. You will also return any computers, phones, keys, pass cards, identification cards or other property belonging to the Company.
6.Corporate Opportunities and Intellectual Property:
a)Opportunities: Any business opportunities related to:
i)the current business or prospective business of the Company or its Affiliates;
ii)any of the Confidential Information or any of the Property (as defined below); or
iii)any work performed by you for the Company;
which become known to you during the period of your employment with the Company must be promptly and fully disclosed and made available by you to the Company, and you agree not to take or omit to take, without the prior written approval of the Company, any action if the result would be to divert from the Company or its Affiliates any such opportunity.
b)Property Ownership: You acknowledge and agree that all right, title and interest in and to any information, documents, drawings, plans, models, works, trade secrets, inventions, discoveries, methods, improvements, research materials, designs, algorithms, user interfaces, application programming interfaces, software and databases, including all Confidential Information and including all intellectual property rights associated therewith, that:

i)relate to the Company’s or its Affiliates’ business, as it may be conducted from time to time, and is made or conceived directly or indirectly by you during the course of your employment, whether or not conceived or made during your regular working hours and whether or not you are specifically instructed to make or develop the same and whether made solely, jointly or in combination with others;
ii)are made or conceived directly or indirectly by you during the course of your employment and during your regular working hours, whether or not you are specifically instructed to make or develop the same or whether made solely, jointly or in combination with others; or
iii)are made or conceived directly or indirectly by you during the course of your employment and using the Company’s or its Affiliates’ tools and equipment, whether or not conceived or made during your regular working hours and whether or not you are specifically instructed to make or develop the same and whether made solely, jointly or in combination with others;

(collectively the “Property”), will be for the benefit of the Company or its Affiliates, as applicable, and will be considered to have been made under and by virtue of this Agreement and will immediately become the property of the Company or its Affiliates, as applicable. Any invention described in a patent application filed by or on behalf of you, or which is disclosed to third parties by you within one (1) year after terminating your employment with the Company which relates to your work with the Company, is rebuttably presumed to have been conceived or made during the period of your employment by the Company using the trade secrets or other intellectual property rights of the Company or its Affiliates, and you hereby assign and agree to assign the invention and all rights therein to the Company as provided by this Agreement, including any application or registration related to such invention. The assignment or offer to assign set forth in this Section a)b) does not apply to an invention in relation to which you can clearly show by corroborating evidence that such invention was made without the use of the Company’s or its Affiliates’ trade secrets or other intellectual property rights and was made entirely on your own time, without the use of Company’s or its Affiliates’ equipment, supplies or facilities, unless (a) the invention relates (i) directly to the business of the Company or its Affiliates, or (ii) to the Company’s or its Affiliates’ actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by you for the Company or its Affiliates.
c)Assignments: You hereby assign and agree to assign to the Company your entire right, title and interest in and to any and all of the Property and to all letters patent, design patents, industrial designs, copyright, mask works, trade-marks, trade secret rights, and all other intellectual property rights, and all applications therefor which may be or may have been filed on the Property by or for you or in your name, or which may have been issued to you or for your benefit, whether filed or issued in the United States or any other country whatsoever, including the right to claim priority thereof, to file directly in the Company’s own name, to have patents grant in the Company’s own name, and to pursue damages for infringement of any such rights, including for past infringement. You further agree to execute any papers evidencing such assignment, including executing counterpart or short form assignment documents, and to fully cooperate as may be requested by the Company, at the Company’s own expense, in evidencing such assignment and in securing intellectual property rights in the Property.
d)Moral Rights: You forever waive and release in favor of the Company and its Affiliates any right, title or interest you have or may have in and to the Property including, without limitation, any right to claim authorship or anonymity, any right to restrain or claim damages for any modification, alteration or deletion of the Property or any part thereof, any right to restrain the use or reproduction of the Property, and any right to use or reproduce the Property, in each case, in any context and in connection with any product, service, cause or institution, and any right or benefit in law known as “moral” rights or any similar law anywhere in the world and all rights under the Canadian Copyright Act.
e)Publications: You will not publish or disclose, or assist others to do so, any particulars of the Property or of any Confidential Information to any person or entity without the prior written consent of the Company.
f)Removal of Property: All records, files, source or object codes, data, materials, tapes, documents, equipment, drawings, plans, models and the like relating to the Confidential Information or the Property is and will remain the sole and exclusive property of the Company or its Affiliates, as applicable. Except as authorized by the Company, you will not remove physically, electronically or in any other manner whatsoever from the premises of the Company or store or permit to be stored in any location other than the premises of the Company the Property or the Confidential Information or any records, files, source or object codes, data, materials, tapes, documents, equipment, drawings, plans, models and the like relating to the Confidential Information or Property.
g)Third Party Confidential Information and Conflicts of Interest: The Company relies on its Confidential Information and Property and respects the confidential information and property of others. For this reason, the Company does not want, does not need and will not accept the property of any third party, including but not limited to any of your former employers. You represent and warrant to the Company that by entering into this Agreement with the Company you will not be in breach of any laws or agreement with any third party nor will you be in a position of conflict of interest to any third party. In particular, you represent and warrant to the Company that you are not subject to any law, agreement with or other obligation that would restrict your ability to perform your employment duties to the Company or that would in any way impair the Company’s ownership of the Confidential Information or Property. During your employment with the Company, you are strictly prohibited from using or disclosing to the Company any information that you obtained in confidence from a third party. You understand and agree that any breach of this Section, regardless of the materiality of the breach, will constitute immediate grounds for termination of your employment for cause.
7.Restrictive Covenant:
a)The parties acknowledge that the Company’s and its Affiliates’ business is highly competitive and that in the course of your employment you will be privy to Confidential Information and other proprietary information concerning the Company’s and its Affiliates’ business and that the Company’s and its Affiliates’ business would be vulnerable to competition from you.
b)Accordingly, you will not during the term of your employment with the Company and following the date that your employment with the Company ceases (regardless of who initiated the termination and whether the termination was with or without cause), either individually or in partnership, or in conjunction in any way with any other persons, whether as principal, agent, consultant, shareholder, guarantor, creditor, or in any other manner whatsoever:
i)other than in the performance of your duties and responsibilities, use any of the Company’s and its Affiliates’ Confidential Information for any reason without the express written permission of the Company, including to:
1)engage in, carry on or otherwise be concerned with or have any interest in, or advise, lend money to, guarantee the debts or obligations of, permit your name, or any part thereof, to be used or employed by any person, firm, association, syndicate or corporation engaged in or concerned with a business competitive with that of the Company or its Affiliates; or

2)directly solicit or induce or attempt to solicit or induce any person who was employed by the Company or its Affiliates on the date of the termination of your employment, to terminate his or her employment with the Company or its Affiliates or to commence an employment or other business relationship with another entity; or
(i)solicit, interfere with or endeavor to entice away from the Company or its Affiliates, accept any business from or the patronage of or enter into the employment of or render any service to, sell to or contract or attempt to contract with, any person, firm, or corporation who was, during the term of your employment, a customer or supplier of the Company or its Affiliates, or a prospective customer or supplier of the Company or its Affiliates.
c)The parties agree that the foregoing provisions are reasonable and necessary in order to protect the interests and Confidential Information of the Company and its Affiliates.
d)You agree and acknowledge that this covenant is given for good and valuable consideration (receipt of which is hereby acknowledged) and that by reason of your unique knowledge of and association with the business of the Company and its Affiliates, the scope of this covenant as to both time and area is reasonable and commensurate with the protection of the legitimate interests of the Company and its Affiliates. Section 7a) of this Agreement applies regardless of the reason for your cessation of employment from the Company, and is severable from the other provisions of this Agreement.
e)When your employment with the Company terminates, you agree to notify any subsequent employer of the restrictive covenants set forth in this Section and your continuing obligations not to use or disclose the Company’s Confidential Information. In addition, you authorize the Company regarding the Company’s Confidential Information to third parties, including but not limited to, your subsequent, anticipated or possible future employer.
f)The parties agree that if a court of competent jurisdiction will limit, restrict or otherwise change the time period or the types of business referred to in this Section, then the limited, restricted or changed time period or types of business determined by such a court will, for the purposes of this Section 7a), be deemed to be the original time period and/or types of business referred to in such Sections as if they were the original time period and business set out herein.
8.Resignation: You can resign from employment with the Company by providing to the Company four (4) weeks’ prior written notice of your resignation. The Company may elect, in its sole discretion, to not require that you attend work for any portion of this four (4) week notice period in which case your Salary would continue for the balance of the notice period and your benefits would, at the option of the Company, cease effective on your last day of work.
9.Termination:
a)Employment At Will: Your employment with the Company is “at will” according to the laws of the State of Florida. As an at-will employee, you or the Company may terminate your employment at any time with or without cause and with or without notice except where applicable United States federal, Florida or local law provides otherwise. The Company also has sole discretion to modify the terms and conditions of your employment. No representative of the Company, other than the CEO has the authority to change the “at-will” status of any employee, and in order to be effective, the change must be in writing.
b)With Cause and Without Cause: Notwithstanding the generality of Section 9(a), the Company may:
(i)immediately terminate your employment if you exhibit conduct of any kind that would justify an employer in the state of Florida discharging an employee for cause at common law; and

(ii)at any time, terminate your employment pursuant to this Agreement at its sole discretion for any reason, without cause, by providing you with twelve (12) months’ Base Salary as a lump sum payment, twelve months’ Base Salary continuance, or a combination of the two, on the express condition that on or about the effective date of any such termination you sign and do not thereafter revoke the Company’s standard form of release of any claims or entitlements from or against the Company arising from or related to your hiring, benefits, employment or the termination of your employment, whether pursuant to statute, contract, tort, common law, or otherwise. By way of example, and for purposes of clarity, the provision of two (2) months Base Salary continuance and ten (10) months Base Salary as a lump sum payment will be in compliance with this Agreement. Base Salary continuance will be in semi-monthly instalments on the same schedule as the regular Company payroll. The provision of Base Salary as a lump sum payment, payment of Base Salary continuance, or combination of the two will be in satisfaction of all rights and claims, either under statue or common law, that you may have arising from your employment and the termination of employment.
10.Irreparable Harm: You acknowledge and agree that a breach of any of the covenants of this Agreement by you may not be adequately compensated for by monetary award and may cause irreparable harm to the Company and its Affiliates. Accordingly, you agree that in addition to all of the remedies available to the Company and its Affiliates at law or in equity, including the right to seek recovery of damages, the Company and its Affiliates will be entitled as a matter of right to apply for equitable relief (including without limitation, injunctive relief) in any court of competent jurisdiction, enjoining any threatened or actual breach, to ensure your compliance with the provisions of this Agreement.
11.Assignment and Enurement: You may not assign this Agreement, or any part of this Agreement or any of your rights under this Agreement, without the prior written consent of the Company. The may assign this Agreement to any other entity at any time in its sole discretion. This Agreement enures to the benefit of and is binding upon you and the Company and the respective heirs, executors, administrators, successors and permitted assigns.
12.Severability: If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, then that provision or portion will be severed from this Agreement unless otherwise provided. The rest of this Agreement will remain in full force and effect.
13.Entire Agreement: This Agreement contains the whole agreement between you and the Company with respect to your employment with the Company, and there are no representations, warranties, collateral terms or conditions, express or implied, other than as set forth in this Agreement. This Agreement supersedes all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral, express or implied, statutory or otherwise, between you and the Company. You hereby waive any right to assert a claim in tort based on any pre-contractual representations, negligent or otherwise, made by the Company. You also hereby confirm that you have not been induced to enter into this Agreement by any prior agreement, negotiation, discussion, undertaking, representation, warranty, or understanding, whether written or oral, express or implied, statutory or otherwise, between you and the Company. No change or modification of this Agreement will be valid unless it is in writing and executed by both parties. The terms and conditions of this Agreement will govern your employment with the Company, regardless of the length of employment or any changes to your position, compensation, title and regardless of whether such change is material or otherwise.
14.Notice: Any notice required or permitted to be given hereunder must be in writing and will be sufficiently given or made if delivered or sent by email or by registered mail to the address of the parties set out on page 1 hereof. Any notice so given will be deemed to have been given and to have been received on the day of delivery if it is a business day and otherwise on the next succeeding business day or, if mailed, on the third business day following the mailing thereof (excluding each day during which there exists any interruption of postal services due to strike, lockout or other cause). Addresses for notice may be changed by giving notice in accordance with this Section.
15.Non-waiver: No failure or delay by you or the Company in exercising any power or right under this Agreement will operate as a waiver of such power or right. Any consent or waiver by you or by the Company to any breach or default under this Agreement will be effective only in the specific instance and for the specific purpose for which it was given.
16.Survival of Terms: The provisions of Sections 4 to 19 of this Agreement will survive the termination of your employment and this Agreement.
17.Collection and Use of Personal Information: You acknowledge that the Company will, and hereby consent to the Company collecting, using and disclosing personal information about you where reasonably necessary for security, employment and business purposes in accordance with applicable legislation and any privacy policy of the Company that may be in effect from time to time.
18.Further Assistance and Independent Legal Advice: The parties will execute and deliver any documents and perform any acts necessary to carry out the intent of this Agreement. You also represent and warrant to the Company and acknowledge and agree that you have been provided an opportunity to seek and were not prevented nor discouraged by the Company from seeking independent legal advice prior to signing and delivering this Agreement.
19.Governing Laws: This Agreement will be construed in accordance with and governed by the laws of the State of Florida (without reference to its conflict of law principles), and the courts of the State of Florida will have exclusive jurisdiction over any dispute arising from or in any way related to this Agreement.

THE PARTIES have executed this agreement as of the date written above.
D-Wave Commercial Inc.

Per: /s/ Alan Baratz
ALAN BARATZ CEO
I acknowledge and accept the terms and conditions of my employment with the Company as set out above.

/s/ Stan Black         23-Jul 2025
    STAN BLACK

EXHIBIT A
Clawback Policy

See attached.

D-WAVE QUANTUM INC.
CLAWBACK POLICY

Effective August 4, 2025

1.Purpose. The purpose of this D-Wave Quantum Inc. (the “Company”) Clawback Policy (the “Policy”) is to provide for the recovery of certain incentive-based compensation in the event that the Company is required to prepare an Accounting Restatement (as defined below). This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and New York Stock Exchange Listed Company Manual Section 303A.14 (the “Listing Rule”).

2.Policy Administration; Effective Date; Retroactive Application. This Policy shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee is authorized to interpret and construe this Policy and to make all determinations it deems necessary, appropriate or advisable for the administration of this Policy and for the Company’s compliance with the Exchange Act, Rule 10D-1 and the Listing Rule in connection with this Policy. Any determinations made by the Committee shall be final and binding on all affected individuals. This Policy shall be effective as of August 4, 2025 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Executive Officers on or after the Effective Date.
3.Definitions. As used in this Policy, the following capitalized terms shall have the meanings set forth below.
•“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly, a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly, a “little r” restatement).
•“Accounting Restatement Date” means the earlier to occur of: (a) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; and (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.
•“Applicable Period” means the three completed fiscal years immediately preceding the Accounting Restatement Date, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).
•“Board” means the board of directors of the Company.
•“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder includes such section or regulation, any valid regulation or other official guidance promulgated under such section and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
•“Commission” means the U.S. Securities and Exchange Commission.
•“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had such Incentive-Based Compensation been determined according to the Accounting Restatement and must be computed without regard to any taxes paid by the relevant Executive Officer. For Incentive-Based Compensation based on stock price or total stockholder return, where the amount of

Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Stock Exchange.
•“Executive Officers” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a significant policy-making function or any other person who performs similar significant policy-making functions for the Company. An executive officer of the Company’s parent or subsidiary is deemed an Executive Officer if they perform significant policy-making functions for the Company. Notwithstanding the foregoing, the Committee may determine, from time to time and in its sole discretion, that any other officer, director or employee of the Company, or any other person who receives Incentive-Based Compensation from the Company, is subject to this Policy.
•“Financial Reporting Measure” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures that are derived wholly or in part from such measures. For the avoidance of doubt, stock price and total shareholder return are Financial Reporting Measures, and a Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Commission.
•“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is received for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period. For clarity, this Policy does not apply to (i) compensation that is granted, earned or vested based solely on the passage of time, continued employment, or satisfaction of one or more strategic measures (e.g. consummating a merger or divestiture) or operational measures (e.g. completion of a project, increase in market share), (ii) base salary, or (iii) discretionary cash bonuses that are awarded solely at the discretion of the Board so long as the compensation described in subsections (i), (ii) and (iii) of this paragraph were not based on the attainment of a Financial Reporting Measure.
•“Listing Rule” has the meaning set forth in Section 1 of this Policy.
•“Stock Exchange” means the New York Stock Exchange.
4.Policy Application. This Policy applies to Incentive-Based Compensation received by a person (a) after beginning services as an Executive Officer, (b) who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation, (c) while the Company had a class of securities listed on a national securities exchange or a national securities association and (d) during the Applicable Period.

5.Required Recoupment; Accounting Restatement. In the event of an Accounting Restatement, the Company shall reasonably promptly recover the amount of any Erroneously Awarded Compensation as determined in accordance with this Policy. Recovery of Erroneously Awarded Compensation under this Policy is required without regard to whether any misconduct occurred or an Executive Officer’s responsibility or oversight (or lack thereof) for the erroneous financial statements leading to an Accounting Restatement.
6.Erroneously Awarded Compensation: Amount Subject to Recovery. The amount of Erroneously Awarded Compensation subject to recovery under this Policy, as determined by the Committee, is the amount of Incentive-Based Compensation received by an Executive Officer that exceeds the amount the Executive Officer would have received had the Incentive-Based Compensation been determined based on the Accounting Restatement. For Incentive-Based Compensation based on stock price or total shareholder return, the Company shall use a reasonable estimate of the effect of the Accounting Restatement on the applicable measure to determine the amount of Erroneously Awarded Compensation to be recovered.
The Committee shall determine, in its sole discretion, the appropriate means of recovery of Erroneously Awarded Compensation, taking into account all applicable facts and circumstances, including the time value of money and the cost to shareholders of delaying recovery. To the extent that an Executive Officer fails to repay to the Company when due any amount of Erroneously Awarded Compensation subject to recovery under this Policy, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from such Executive Officer.

Notwithstanding anything herein to the contrary, the Company shall not be required to recoup Erroneously Awarded Compensation to the extent that pursuit of recovery of such Erroneously Awarded Compensation would be impracticable because:

a.The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover and provide that documentation to the Stock Exchange;
b.Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the Stock Exchange, that satisfies the applicable opinion and disclosure requirements of Rule 10D-1 and the Listing Rule and provide such opinion to the Stock Exchange; or
c.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code.
7.No Indemnification of Executive Officers. The Company is prohibited from indemnifying any Executive Officer or former Executive Officer against the loss of Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Executive Officers to fund potential obligations under this Policy.

8.Required Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including disclosures required by Commission filings.
9.Application of this Policy. This Policy shall supersede any agreement (whether entered into before, on or after the Effective Date) that exempts any Incentive-based Compensation from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation.
10.Amendment; Termination. The Committee may amend, modify, supplement, rescind or replace all or any portion of this Policy from time to time in its sole discretion and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by the Stock Exchange. Notwithstanding anything in this Section 10 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, Commission rules, or Stock Exchange rules.

11.Other Recoupment Rights. The Board intends that this Policy shall be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement or similar agreement and any other legal remedies available to the Company.

12.Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

D-WAVE QUANTUM INC.
CLAWBACK POLICY

Acknowledgement Form

I, the undersigned, agree and acknowledge that I am fully bound by and subject to all of the terms and conditions of D-Wave Quantum Inc.’s Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”).

In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party with D-Wave Quantum Inc. or any of its subsidiaries, including any employment agreement no longer in effect that is covered by the lookback period described in the Policy, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern.

Further, by signing below, I agree to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to D-Wave Quantum Inc. to the extent required by and in a manner consistent with the Policy.

AGREED and ACKNOWLEDGED:

        /s/ Stan Black
        STAN BLACK

23-Jul-2025
Date

[D-Wave Commercial Inc. Letterhead]

July 29, 2025

Stan Black
[*****]

Re: Amendment to Employment Agreement Commencement Date
Dear Stan,
We are confirming your request to change the start date of the full-time employment agreement between you and D-Wave Commercial Inc., dated July 15, 2025 (the “Agreement”) from August 25, 2025, to September 2, 2025. Accordingly, we would propose that Section 1 of the Agreement be amended as follows:
1. Term: Subject to the Company being satisfied with your references, credit and background check in its sole discretion, your employment with the Company will commence on September 2, 2025 (the “Commencement Date”) and your employment with the Company will continue under the terms and conditions of this Agreement until your employment is terminated as hereinafter provided.
All other terms of the Agreement will remain the same. Please acknowledge your acceptance of this amendment to the Agreement by signing below.
We look forward to you joining the D-Wave team.

Regards,

/s/ Alan Baratz

Alan Baratz CEO

ACCEPTED ON 29-Jul-2025
BY:

/s/ Stan Black
Stan Black